Exhibit 99.1

Contact: Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Announces Fiscal 2016 Third Quarter Results

•                  Consolidated sales of $998 million, growth of 3.1%

•                  Consolidated gross margin 50.0%, up 30 bps over prior year

•                  GAAP and adjusted net earnings of $67.9 million and $68.8 million, respectively

•                  GAAP diluted earnings per share of $0.46, growth of 17.9%

•                  Adjusted diluted earnings per share of $0.47, growth of 14.6%

DENTON, Texas, August 4, 2016 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced financial results for the fiscal 2016 third quarter.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

“In the fiscal 2016 third quarter we delivered solid consolidated results including gross margin expansion and mid-teens earnings per share growth,” said Chris Brickman, CEO. “At a segment level, BSG had another terrific quarter with same store sales growth of 5.4% however, our Sally North American business did not meet our expectations.  Sally’s retail traffic is clearly taking longer to return to historical levels than we anticipated. We do believe there were a couple of tactical marketing changes in the quarter that negatively impacted traffic growth and we have moved quickly to address these issues.  Going forward, we remain optimistic that Sally can get back to steady, sequential sales improvement.”

“During the quarter, we also completed several of our Sally initiatives such as the brush category reset, the color education center rollout and the completion of owned-brand repackaging.   We are now ready to slow down the pace of in-store change at Sally and focus our team on marketing, product merchandising and sales initiatives designed to leverage the improvements we’ve made to transform the customer experience.”

FISCAL 2016 THIRD QUARTER FINANCIAL HIGHLIGHTS

Net Sales:  For the fiscal 2016 third quarter, consolidated net sales were $998.2 million, an increase of 3.1% from the fiscal 2015 third quarter.  The fiscal 2016 third quarter sales increase is attributed to same store sales growth and the addition of new stores.  The unfavorable impact from changes in foreign currency exchange rates in the fiscal 2016 third quarter was $9.1 million, or 0.9% of sales.  Consolidated same store sales growth in the fiscal 2016 third quarter was 2.5%.

Gross Profit:  Consolidated gross profit for the fiscal 2016 third quarter was $499.0 million, an increase of 3.7% over gross profit of $481.3 million for the fiscal 2015 third quarter.  Gross profit as a percentage of sales was 50.0%, a 30 basis point increase from the fiscal 2015 third quarter.  On a segment basis, gross profit margin was up 40 basis points in Sally Beauty and up 30 basis points in BSG when compared to the prior year quarter.   Gross margin expansion for fiscal 2016 is now expected to finish the fiscal year slightly below the low end of the previously stated guidance range of 35 basis points to 45 basis points expansion over the prior year.

Selling, General and Administrative Expenses:  For the fiscal 2016 third quarter, GAAP consolidated selling, general and administrative (SG&A) expenses, including unallocated corporate expenses and share-based compensation, were $339.5 million, or 34.0% of sales, a 10 basis point increase from the fiscal 2015 third quarter metric of 33.9% of sales and total SG&A expenses of $327.9 million.  Excluding $1.4 million pre-tax of charges related to the data security incidents, adjusted SG&A expenses in the fiscal 2016 third quarter were $338.1 million or 33.9% of sales.

Fiscal 2016 third quarter adjusted SG&A expenses increased 4.5% or $14.5 million, primarily due to expenses associated with the opening of new stores, higher expenses related to on-going upgrades to our information technology systems and higher credit card fees.

Unallocated expenses, excluding share-based compensation, was $33.2 million in the fiscal 2016 third quarter, down $1.5 million, or 4.2%, from the prior year quarter.  This decrease is primarily due to favorable expense adjustments resulting from a decrease in estimated future cash payments in connection with the Company’s self-insurance programs and lower expenses related to the data security incidents than in the prior year.  This decrease was partially offset by higher compensation and health benefits, ongoing upgrades to our information technology systems and professional fees.

Note: SG&A expenses include unallocated corporate expenses, as detailed in the Company’s segment information on schedule B.

Interest Expense: Interest expense for the fiscal 2016 third quarter was $26.7 million, down $2.5 million from the fiscal 2015 third quarter of $29.2 million.  This decrease resulted from the Company’s December 2015 redemption in full of its $750 million of 6.875% senior notes due 2019 which were replaced by the issuance and sale of $750 million of 5.625% senior notes due 2025.

Provision for GAAP Income Taxes:  GAAP income taxes were $39.5 million for the fiscal 2016 third quarter versus $39.2 million in the fiscal 2015 third quarter.  The Company’s effective tax rate in the fiscal 2016 third quarter was 36.7%, down 180 basis points when compared to the fiscal 2015 third quarter. This year over year change was primarily due to a decrease in the losses subject to a valuation allowance in the fiscal 2016 third quarter.

Net Earnings and Diluted Net Earnings per Share (EPS):  For the fiscal 2016 third quarter, GAAP net earnings were up 8.7% to $67.9 million, or $0.46 diluted earnings per share, from net earnings of $62.5 million, or $0.39 diluted earnings per share in the year ago quarter.

Adjusted net earnings for the fiscal 2016 third quarter were up 5.5% to $68.8 million or $0.47 per diluted earnings per share when compared to fiscal 2015 third quarter adjusted net earnings of $65.2 million or $0.41 per diluted earnings per share. Adjusted net earnings for the fiscal 2016 third quarter excludes $0.9 million, net of tax, of charges associated with charges related to the data security incidents.

Adjusted (Non-GAAP) EBITDA(1): Adjusted EBITDA for the fiscal 2016 third quarter was $163.7 million, an increase of 1.9% from $160.6 million for the fiscal 2015 third quarter.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of June 30, 2016 were $91.0 million.  The Company’s asset-based loan (ABL) revolving credit facility ended the fiscal 2016 third quarter with no outstanding borrowings.  The Company’s debt, excluding capital leases, totaled $1.8 billion as of June 30, 2016.

For fiscal 2016 year-to-date, the Company’s capital expenditures totaled $106.1 million.  Capital expenditures for the fiscal year 2016 are projected to be at the high end of the previously stated range of $125 million to $135 million, excluding acquisitions.

Working capital (current assets less current liabilities) decreased $4.9 million to $690.6 million at June 30, 2016 compared to $695.4 million at September 30, 2015.  Borrowing capacity on the ABL facility was approximately $478 million at the end of the fiscal 2016 third quarter.    The ratio of current assets to current liabilities was 2.47 to 1.00 at June 30, 2016 compared to 2.41 to 1.00 at September 30, 2015.

Inventory as of June 30, 2016 was $909.3 million, an increase of $34.7 million or growth of 4.0% from June 30, 2015 inventory.  This increase is primarily due to sales growth from existing stores, additional inventory from new store openings and the introduction of new brands in the BSG and Sally businesses.

Business Segment Results:

Sally Beauty Supply

Fiscal 2016 Third Quarter Results for Sally Beauty Supply

•                 Sales of $597.1 million, up 1.4% from $588.6 million in the fiscal 2015 third quarter.  Sales growth was from net new store openings and same store sales growth.  The unfavorable impact of foreign currency exchange on sales was $7.4 million, or 1.3%.

•                 Same store sales growth of 1.3% versus growth of 2.0% in the fiscal 2015 third quarter.

•                 Gross margin of 55.3%, expansion of 40 basis points when compared to the prior year quarter.

•                 Segment earnings of $104.8 million, down 2.3% from $107.3 million in the fiscal 2015 third quarter.

•                 Segment operating margin was 17.6%, down 60 basis points when compared to the fiscal 2015 third quarter.

•                 Net store count increased by 95 over the fiscal 2015 third quarter for total store count of 3,750.

Sales growth in the fiscal 2016 third quarter was driven by net new store openings and same store sales growth; this growth was partially offset by the unfavorable impact of foreign currency exchange.  Gross profit margin in the quarter was up primarily as a result of selective price increases in certain geographical areas of the U.S., fewer promotions than the prior year and a favorable shift in product mix.

Segment operating earnings and margin were negatively impacted by higher SG&A expenses including compensation related expenses, higher depreciation expense (principally associated with recent store openings and remodels) and higher expenses related to on-going upgrades to our information technology systems.

Beauty Systems Group

Fiscal 2016 Third Quarter Results for Beauty Systems Group

•                 Sales of $401.1 million, up 5.7% from $379.3 million in the fiscal 2015 third quarter. Sales growth was primarily from same store sales growth, sales growth from the sales consultant business and new store openings. The unfavorable impact of foreign currency exchange on sales was $1.8 million, or 0.5%.

•                 Same store sales growth of 5.4% versus 5.6% in the fiscal 2015 third quarter.

•                 Gross margin of 42.1%, a 30 basis point increase from 41.8% in the fiscal 2015 third quarter.

•                 Segment earnings of $65.3 million, up 6.9% from $61.1 million in the fiscal 2015 third quarter.

•                 Segment operating margin increased by 20 basis points to 16.3% of sales from 16.1% in the fiscal 2015 third quarter.

•                 Net store count was 1,322, an increase of 36 stores over the fiscal 2015 third quarter.

•                 Total BSG distributor sales consultants at the end of the fiscal 2016 third quarter were 947 versus 952 at the end of the fiscal 2015 third quarter.

Sales growth for the Beauty Systems Group was primarily driven by growth in same store sales, growth in the sales consultant business and new store openings; this growth was slightly offset by the unfavorable impact of foreign currency exchange.   Growth in segment operating earnings and margin expansion was primarily due to gross margin expansion.

(1)A detailed table reconciling 2016 and 2015 adjusted EBITDA is included in Supplemental Schedule C.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing (800) 230-1096 (International:  (612) 332-0345).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen to this conference call, the replay will be available at about 12:00 p.m. (Central) August 4, 2016 through August 18, 2016 by dialing 1-800-475-6701 or if international dial 320-365-3844 and reference the conference ID number 398712.  Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of $3.8 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 5,000 stores, including approximately 180 franchised units throughout the United States, the United Kingdom, Belgium, Chile, Peru, Colombia, France, the Netherlands, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply stores offer up to 10,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise.

Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,000 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, Joico, and Aquage which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: anticipating and effectively responding to changes in consumer and professional stylist preferences and buying trends in a timely manner; the success of our strategic initiatives including our store refresh program and increased marketing efforts, to enhance the customer experience, attract new customers, drive brand awareness and improve customer loyalty; the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; the timing and acceptance of new product introductions; shifts in product mix sold during any period; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; our dependence upon manufacturers who have developed or could develop their own distribution businesses which compete directly with ours; the possibility of material interruptions in the supply of products by our third-party manufacturers or distributors or increases in the prices of products we purchase from our third-party manufacturers or distributors; products sold by us being found to be defective in labeling or content; compliance with current laws and regulations or becoming subject to additional or more stringent laws and regulations; the success of our e-commerce businesses; diversion of professional products sold by Beauty Systems Group to mass retailers or other unauthorized resellers; the operational and financial performance of our franchise-based business; successfully identifying acquisition candidates and successfully completing desirable acquisitions; integrating acquired businesses; the success of our initiatives to expand into new geographies; the success of our existing stores, and our ability to increase sales at existing stores; opening and operating new stores profitably; the volume of traffic to our stores; the impact of the health of the economy upon our business; conducting  business outside the United States; the impact of Britain’s vote to leave the European Union and related or other disruptive events in the European Union or other geographies in which we conduct business; the success of our cost control plans; rising labor and rental costs; protecting our intellectual property rights, particularly our trademarks; the risk that our products may infringe on the intellectual property of others or that we may be required to defend our intellectual property rights; successfully updating and integrating our information technology systems; disruption in our information technology systems; a significant data security breach, including misappropriation of our customers’, or employees’ or suppliers’ confidential information, and the potential costs related thereto; the negative impact on our reputation and loss of confidence of our customers, suppliers and others arising from a significant data security breach; the costs and diversion of management’s attention required to investigate and remediate a data security breach and to continuously upgrade our information technology security systems to address evolving cyber security threats; the ultimate determination of the extent or scope of the potential liabilities relating to our past or any future data security incidents; our ability to attract or retain highly skilled management and other personnel; severe weather, natural disasters or acts of violence or terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our existing financial reporting system; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; our ability to execute and implement our common stock repurchase program; our substantial indebtedness; the possibility that we may incur substantial additional debt, including secured debt, in the future; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt; and the costs and effects of litigation.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2015, as filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted EBITDA; (2) Adjusted net earnings, earnings per share and diluted earnings per share; and (3) Adjusted SG&A expenses.  We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted EBITDA - We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, costs related to the Company’s previously disclosed data security incidents, management transition plan, asset impairment charges and expenses from the loss on extinguishment of debt and overlapping interest expense.

Adjusted Net Earnings, Earnings Per Share, Diluted Earnings Per Share and SG&A Expenses — Adjusted net earnings, earnings per share, diluted earnings per share and SG&A expenses are GAAP net earnings, earnings per share, diluted earnings per share and SG&A expenses that exclude costs related to the Company’s previously disclosed management transition plan, data security incidents, asset impairment charges and the loss on extinguishment of debt and overlapping interest expense for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance.  Our management and Board of Directors also use these non-GAAP measures as supplemental measures in the evaluation of our businesses and believe that these non-GAAP measures provide a meaningful measure to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.   Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Measures Reconciliations (Adjusted EBITDA)	C
Non-GAAP Financial Measures Reconciliations (Continued)	D, E
Store Count and Same Store Sales	F
Selected Financial Data and Debt	G

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2016	2015	% CHG	2016	2015	% CHG

Net sales	$998,161	$967,890	3.1%	$2,976,260	$2,870,112	3.7%
Cost of products sold and distribution expenses	499,185	486,571	2.6%	1,495,761	1,447,572	3.3%
Gross profit	498,976	481,319	3.7%	1,480,499	1,422,540	4.1%
Selling, general and administrative expenses (1)	339,459	327,870	3.5%	1,020,497	982,279	3.9%
Depreciation and amortization	25,433	22,600	12.5%	72,524	64,168	13.0%
Operating earnings	134,084	130,849	2.5%	387,478	376,093	3.0%
Interest expense (2)	26,703	29,221	-8.6%	117,617	87,690	34.1%
Earnings before provision for income taxes	107,381	101,628	5.7%	269,861	288,403	-6.4%
Provision for income taxes	39,462	39,165	0.8%	99,540	109,496	-9.1%
Net earnings	$67,919	$62,463	8.7%	$170,321	$178,907	-4.8%

Earnings per share:
Basic	$0.47	$0.40	17.5%	$1.15	$1.14	0.9%
Diluted	$0.46	$0.39	17.9%	$1.14	$1.13	0.9%

Weighted average shares:
Basic	145,957	157,110		147,741	156,901
Diluted	147,837	159,120		149,476	158,875

			Basis Pt Chg			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Profit Margin	55.3%	54.9%	40	55.2%	54.9%	30
BSG Segment Gross Profit Margin	42.1%	41.8%	30	41.6%	41.3%	30
Consolidated Gross Profit Margin	50.0%	49.7%	30	49.7%	49.6%	10
Selling, general and administrative expenses	34.0%	33.9%	10	34.3%	34.2%	10
Consolidated Operating Profit Margin	13.4%	13.5%	(10)	13.0%	13.1%	(10)
Net Earnings Margin	6.8%	6.5%	30	5.7%	6.2%	(50)

Effective Tax Rate	36.7%	38.5%	(180)	36.9%	38.0%	(110)

(1)         For the three months ended June 30, 2016 and 2015, selling, general and administrative expenses include share-based compensation expenses of $2.8 million and $2.9 million, respectively, and expenses incurred in connection with the data security incidents disclosed earlier of $1.4 million and $3.2 million, respectively. For the nine months ended June 30, 2016 and 2015, selling, general and administrative expenses include share-based compensation expenses of $10.0 million and $13.5 million, respectively, and expenses incurred in connection with the data security incidents disclosed earlier of $2.6 million and $5.0 million, respectively; and, for the nine months ended June 30, 2016, $1.3 million of expenses incurred in connection with the management transition plan disclosed earlier.

(2)         For the nine months ended June 30, 2016, interest expense includes loss on extinguishment of debt of $33.3 million in connection with the Company’s December 2015 redemption of its senior notes due 2019.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2016	2015	% CHG	2016	2015	% CHG
Net sales:
Sally Beauty Supply	$597,086	$588,593	1.4%	$1,780,674	$1,747,222	1.9%
Beauty Systems Group	401,075	379,297	5.7%	1,195,586	1,122,890	6.5%
Total net sales	$998,161	$967,890	3.1%	$2,976,260	$2,870,112	3.7%

Operating earnings:
Sally Beauty Supply	$104,797	$107,264	-2.3%	$312,849	$314,532	-0.5%
Beauty Systems Group	65,307	61,094	6.9%	192,592	173,290	11.1%
Segment operating earnings	$170,104	168,358	1.0%	$505,441	487,822	3.6%

Unallocated expenses (1)	(33,182)	(34,643)	-4.2%	(107,952)	(98,263)	9.9%
Share-based compensation	(2,838)	(2,866)	-1.0%	(10,011)	(13,466)	-25.7%
Interest expense (2)	(26,703)	(29,221)	-8.6%	(117,617)	(87,690)	34.1%
Earnings before provision for income taxes	$107,381	$101,628	5.7%	$269,861	$288,403	-6.4%

			Basis Pt Chg			Basis Pt Chg
Segment operating profit margin:
Sally Beauty Supply	17.6%	18.2%	(60)	17.6%	18.0%	(40)
Beauty Systems Group	16.3%	16.1%	20	16.1%	15.4%	70
Consolidated operating profit margin	13.4%	13.5%	(10)	13.0%	13.1%	(10)

(1)         Unallocated expenses consist of corporate and shared costs, and are included in selling, general and administrative expenses. For the three months ended June 30, 2016 and 2015, unallocated expenses include $1.4 million and $3.2 million, respectively, of expenses incurred in connection with the data security incidents disclosed earlier. For the nine months ended June 30, 2016 and 2015, unallocated expenses include $2.6 million and $5.0 million, respectively, of expenses incurred in connection with such data security incidents and, for the nine months ended June 30, 2016, $1.3 million of expenses incurred in connection with the management transition plan disclosed earlier.

(2)         For the nine months ended June 30, 2016, interest expense includes loss on extinguishment of debt of $33.3 million in connection with the Company’s December 2015 redemption of its senior notes due 2019.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2016	2015	% CHG	2016	2015	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$67,919	$62,463	8.7%	$170,321	$178,907	-4.8%
Add:
Depreciation and amortization	25,433	22,600	12.5%	72,524	64,168	13.0%
Share-based compensation (1)	2,838	2,866	-1.0%	10,011	13,466	-25.7%
Loss from data security incidents (2)	1,375	3,204	-57.1%	2,621	4,960	-47.2%
Management transition expenses (2)	—	—	0.0%	1,318	—	100.0%
Asset impairment charges (3)	—	1,118	-100.0%	571	1,118	-48.9%
Interest expense (4)	26,703	29,221	-8.6%	117,617	87,690	34.1%
Provision for income taxes	39,462	39,165	0.8%	99,540	109,496	-9.1%
Adjusted EBITDA (Non-GAAP)	$163,730	$160,637	1.9%	$474,523	$459,805	3.2%

(1)         For the nine months ended June 30, 2016 and 2015, share-based compensation includes $1.3 million and $4.8 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement.

(2)         For the three months ended June 30, 2016 and 2015, selling, general and administrative expenses include $1.4 million and $3.2 million, respectively, of expenses incurred in connection with the data security incidents disclosed earlier. For the nine months ended June 30, 2016 and 2015, selling, general and administrative expenses include $2.6 million and $5.0 million, respectively, of expenses incurred in connection with such data security incidents and, for the nine months ended June 30, 2016, $1.3 million of expenses incurred in connection with the management transition plan disclosed earlier.

(3)         For the nine months ended June 30, 2016, selling, general and administrative expenses reflect an intangible asset impairment charge of $0.6 million. For the three and nine months ended June 30, 2015, selling, general and administrative expenses reflect $1.1 million of expenses (principally asset impairment charges) resulting from a restructuring of the Company’s operations in Germany.

(4)         For the nine months ended June 30, 2016, interest expense includes loss on extinguishment of debt of $33.3 million in connection with the Company’s December 2015 redemption of its senior notes due 2019.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended June 30, 2016
	As Reported	Charges from Data Security Incidents (1)	As Adjusted (Non-GAAP)

Selling, general and administrative expenses	$339,459	$(1,375)	$338,084
SG&A expenses, as a percentage of sales	34.0%		33.9%
Operating earnings	134,084	1,375	135,459
Operating Profit Margin	13.4%		13.6%
Earnings before provision for income taxes	107,381	1,375	108,756
Provision for income taxes (3)	39,462	523	39,985
Net earnings	$67,919	$852	$68,771

Earnings per share:
Basic	$0.47	$0.006	$0.47
Diluted	$0.46	$0.006	$0.47

	Three Months Ended June 30, 2015
	As Reported	Charges from Data Security Incidents (1)	Asset Impairment Charges (2)	As Adjusted (Non-GAAP)

Selling, general and administrative expenses	$327,870	$(3,204)	$(1,118)	$323,548
SG&A expenses, as a percentage of sales	33.9%			33.4%
Operating earnings	130,849	3,204	1,118	135,171
Operating Profit Margin	13.5%			14.0%
Earnings before provision for income taxes	101,628	3,204	1,118	105,950
Provision for income taxes (3)	39,165	1,185	414	40,764
Net earnings	$62,463	$2,019	$704	$65,186

Earnings per share:
Basic	$0.40	$0.013	$0.004	$0.41
Diluted	$0.39	$0.013	$0.004	$0.41

(1)         For the three months ended June 30, 2016 and 2015, selling, general and administrative expenses include $1.4 million and $3.2 million, respectively, of expenses incurred in connection with the data security incidents disclosed earlier.

(2)         For the three months ended June 30, 2015, selling, general and administrative expenses reflect $1.1 million of expenses (principally asset impairment charges) resulting from a restructuring of the Company’s operations in Germany.

(3)         The tax provision for the adjustments to net earnings was calculated using an effective tax rate of 38.0% and 37.0% for the three months ended June 30, 2016 and 2015, respectively.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Nine Months Ended June 30, 2016
	As Reported	Loss on Extinguishment of Debt (1)	Overlapping Interest Expense (1)	Management Transition Expenses (2)	Charges from Data Security Incidents (2)	Asset Impairment Charges (3)	As Adjusted (Non- GAAP)

Selling, general and administrative expenses	$1,020,497			$(1,318)	$(2,621)	$(571)	$1,015,987
SG&A expenses, as a percentage of sales	34.3%						34.1%
Operating earnings	387,478			1,318	2,621	571	391,988
Operating Profit Margin	13.0%						13.2%
Earnings before provision for income taxes	269,861	$33,296	$2,148	1,318	2,621	571	309,815
Provision for income taxes (4)	99,540	12,652	816	501	996	217	114,722
Net earnings	$170,321	$20,644	$1,332	$817	$1,625	$354	$195,093

Earnings per share:
Basic	$1.15	$0.14	$0.01	$0.006	$0.011	$0.00	$1.32
Diluted	$1.14	$0.14	$0.01	$0.005	$0.011	$0.00	$1.31

	Nine Months Ended June 30, 2015
	As Reported	Charges from Data Security Incidents (2)	Asset Impairment Charges (3)	As Adjusted (Non- GAAP)

Selling, general and administrative expenses	$982,279	$(4,960)	$(1,118)	$976,201
SG&A expenses, as a percentage of sales	34.2%			34.0%
Operating earnings	376,093	4,960	1,118	382,171
Operating Profit Margin	13.1%			13.3%
Earnings before provision for income taxes	288,403	4,960	1,118	294,481
Provision for income taxes (4)	109,496	1,835	414	111,745
Net earnings	$178,907	$3,125	$704	$182,736

Earnings per share:
Basic	$1.14	$0.02	$0.00	$1.16
Diluted	$1.13	$0.02	$0.00	$1.15

(1)             For the nine months ended June 30, 2016, interest expense includes loss on extinguishment of debt of $33.3 million in connection with the Company’s December 2015 redemption of its senior notes due 2019 and interest in the amount of $2.1 million on such senior notes after December 3, 2015 and until their redemption, as well as interest on the Company’s senior notes due 2025 issued on December 3. This pro-forma adjustment assumes the senior notes due 2019 were redeemed on December 3, 2015.

(2)             For the nine months ended June 30, 2016 and 2015, selling, general and administrative expenses include $2.6 million and $5.0 million, respectively, of expenses incurred in connection with the data security incidents disclosed earlier and, for the nine months ended June 30, 2016, $1.3 million of expenses incurred in connection with the management transition plan disclosed earlier.

(3)             For the nine months ended June 30, 2016, selling, general and administrative expenses reflect an intangible asset impairment charge of $0.6 million. For the nine months ended June 30, 2015, selling, general and administrative expenses reflect $1.1 million of expenses (principally asset impairment charges) resulting from a restructuring of the Company’s operations in Germany.

(4)             The tax provision for the adjustments to net earnings was calculated using an effective tax rate of 38.0% and 37.0% for the nine months ended June 30, 2016 and 2015, respectively.

Supplemental Schedule F

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of June 30,
	2016	2015	CHG

Number of stores (at end of period):
Sally Beauty Supply:
Company-operated stores	3,732	3,636	96
Franchise stores	18	19	(1)
Total Sally Beauty Supply	3,750	3,655	95
Beauty Systems Group:
Company-operated stores	1,157	1,118	39
Franchise stores	165	168	(3)
Total Beauty System Group	1,322	1,286	36
Total	5,072	4,941	131

BSG distributor sales consultants (end of period) (1)	947	952	(5)

	2016	2015	Basis Pt Chg
Third quarter company-operated same store sales growth (2)
Sally Beauty Supply	1.3%	2.0%	(70)
Beauty Systems Group	5.4%	5.6%	(20)
Consolidated	2.5%	3.1%	(60)

Nine months ended June 30 company-operated same store sales growth (2)
Sally Beauty Supply	2.0%	1.7%	30
Beauty Systems Group	6.8%	5.1%	170
Consolidated	3.5%	2.7%	80

(1)         Includes 318 and 320 distributor sales consultants as reported by our franchisees at June 30, 2016 and 2015, respectively.

(2)         For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include internet-based sales and the effect of store expansions, if applicable, but do not generally include the sales of stores relocated until 14 months after the relocation. The sales of stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.

Supplemental Schedule G

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(In thousands)

(Unaudited)

	As of June 30, 2016	As of September 30, 2015
Financial condition information (at period end):
Working capital	$690,553	$695,403
Cash and cash equivalents	90,997	140,038
Property and equipment, net	307,823	270,847
Total assets	2,091,096	2,094,351
Total debt, including capital leases (1)	1,783,604	1,787,594
Total stockholders’ (deficit) equity	$(282,905)	$(297,821)

	As of June 30, 2016	Interest Rates (2)
Debt position, excluding capital leases:
Revolving ABL facility	$—	(i) Prime + 0.50-0.75% or (ii) LIBOR + 1.50-1.75%
Senior notes due 2022	850,000	5.750%
Senior notes due 2023	200,000	5.500%
Senior notes due 2025	750,000	5.625%
Total debt, excluding capital leases (3)	$1,800,000

Debt maturities, excluding capital leases:
Twelve months ending June 30,
2017-2021	$—
Thereafter	1,800,000
Total debt, excluding capital leases (3)	$1,800,000

(1)        Total debt, including capital leases, is net of unamortized debt issuance costs of $24.5 million at June 30, 2016 and $21.8 million at September 30, 2015.

(2)        Interest rates shown represent the coupon or contractual rates related to each indebtedness.

(3)        Amounts do not reflect capital lease obligations of $2.3 million, unamortized premium of $5.8 million related to senior notes due 2022 in an aggregate principal amount of $150.0 million, or unamortized debt issuance costs in the aggregate amount of $24.5 million in connection with the senior notes due 2022, 2023 and 2025.